Exhibit 99.5

Resource Pharmacy, Inc.

Case No. 02-88572

Reporting Period:  July 31, 2004

Schedule of Cash Receipts and Disbursements

	Bank Account	Cumulative
	Escrow Account	Actual

Cash Balance Beginning	$4,306,313	$217,544

Recepits
Cash sales		—
Accounts Receivable		1,340,246
Loans and Advances		—
Interest Income Paid	4,523	18,788
Sale of Assets		5,000,000
Other - Cash Transfers from Related Companies		8,231,410
Total Receipts	4,523	14,590,443

Disbursements
Net Payroll		(2,951,180)
Payroll Taxes		(67,905)
Sales, Use and Other Taxes		—
Inventory Purchases	—	(921,077)
Rents and Lease Payments		—
Insurance		—
Administrative & Selling		(5,328,146)
Other - Cash Transfers to Related Companies		(1,148,843)

Professional Fees		(80,000)
U.S. Trustee Fees		—
Court Costs		—
Total Disbursements	—	(10,497,151)

Net Cash Flow	4,523	4,093,292

Cash End of Month	$4,310,836	$4,310,836

Cash on Balance Sheet includes 12k due from Sun Capital

Resource Pharmacy, Inc.

Case #02-88572

STATEMENT OF INCOME

(Post-Petition)

	For The One Month Ended July 31, 2004	Cumulative to Date
	(UNAUDITED)	(UNAUDITED)
Revenues:
Service revenues	$—	$20,005,679
Net Revenues	—	20,005,679

Operating Expenses:
Cost of Services	—	13,183,716

Gross Margin	—	6,821,963
		34.1%

General and administrative expenses:
Personnel costs	—	3,921,629
Occupancy costs	—	212,382
Bad debt expense	—	1,895,937
Other	—	651,308

Total General and Administrative Expenses	—	6,681,256

Income from Operations	—	140,707

Other Expenses (Income):
Interest expense	—	8,407
Depreciation and amortization	—	117,769
Other expense (income)	(888)	(96,054)

Other (Income) Expenses - Net	(888)	30,122

Income before Reorganization Items	888	110,585

Reorganization Items:
Professional fees	—	—
Other	(4,523)	99,710

Reorganization (Income) Expenses - Net	(4,523)	99,710

Income Before Income Tax Provision	5,411	10,875

Income Tax Provision	—	—

Net Income	$5,411	$10,875

Resource Pharmacy, Inc.

Case No. 02-88572

Reporting Period:  July 31, 2004

Balance Sheet

	Book Value
	@ Current	@ Petition Date
Assets

Current Assets

Unrestricted Cash and Equivalents	$12,378	$221,879
Restricted Escrow Cash	4,310,836
Accounts Receivable(net)		3,855,520
Inventories		365,518
Prepaid Expenses and Other Current Assets		2,632
Total Current Assets	4,323,214	4,445,549

Property, Plant and Equipment-net

Total Property, Plant and Equipment-net	—	134,959

Other Assets

Goodwill (net)	—	2,607,395
Deposits	—	13,895
Total Other Assets	—	2,621,290

Total Assets	$4,323,214	$7,201,798

Liabilities & Equity

Liabilities Not Under Compromise
Accounts Payable	$76,211	$—
Accrued Payroll and Benefit Costs	—	15,585
Accrued Other	6,591
Total Post-Petition Liabilities	82,802	15,585

Liabilities Under Compromise
Secured Debt	3,728,993	4,168,422
InterCompany with Bankrupt Subsidiaries - net	—	2,283,836
Accounts Payable	1,045,022	1,126,285
Accrued Payroll and Benefit Costs	—	152,531
Accrued Other	26,235	26,235
Total Pre-Petition Liabilities	4,800,250	7,757,309

Total Liabilities	4,883,052	7,772,894

Equity
Accumulated Deficit	(559,838)	(571,096)
Total Equity	(559,838)	(571,096)

Total Liabilities & Equity	$4,323,214	$7,201,798

Resource Pharmacy, Inc.

Case No. 02-88572

Reporting Period:  July 31, 2004

Summary of Unpaid Post-Petition Debts

	0-30	31-60	61-90	91 and Over	Total
Accounts Payable	$—	$(124)		$(76,087)	$(76,211)
Accrued Accounts Payable	—				—
Accrued Salaries	—				—
Accrued Paid Time Off					—
Accrued Fringe Benefits	—				—
Accrued Expenses	(6,591)				(6,591)
Accrued Payroll Taxes	—				—
					—

Total Post Petition Debts	$(6,591)	$(124)	$—	$(76,087)	$(82,802)

1)                   Post Petition Accounts Payable and Accrued AP to be paid out of escrow cash

2)                   Post Petition Accrued Expenses to be paid in subsequent check runs based on terms.